Exhibit 3.15

AGREEMENT OF LIMITED PARTNERSHIP

OF

OX I OXNARD, L.P.

DATED: April 6, 2001

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10.7.	Retention of Documents	11

10.8.	Deficit Capital Account Restoration	12

ARTICLE 11.	NOTICES	12

ARTICLE 12.	MISCELLANEOUS	13

12.1.	Successor in Interest	13

12.2.	Partition	13

12.3.	Agreement in Counterparts	13

12.4.	Void or Unenforceable Terms	13

12.5.	Amendment	13

12.6.	Consent	13

12.7.	Attorneys’ Fees and Costs	13

12.8.	Counterpart Execution	14

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AGREEMENT OF LIMITED PARTNERSHIP

OF

OX I OXNARD, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP is entered into as of the 6th of April, 2001, by and between: WILLIAM LYON HOMES, INC., a California corporation (“WLHI), as the General Partner, with its principal place of business located at 4490 Von Karman Avenue, Newport Beach, California, 92660 and PRESLEY CMR, INC., a California corporation (“CMR”), as the Limited Partner, collectively called the “Partners” or individually referred to as a “Partner,” pursuant to the provisions of the California Corporations Code, Title 2, Chapter 3 (the “Revised Limited Partnership Act”).

RECITALS

A. The Partnership intends to acquire, develop, improve, market and sell the real property described on Exhibit “A” attached. For purposes of this Agreement, the Real Property is sometimes referred to as the “Site,” and as improved from time to time, it is sometimes referred to as the “Project”, and the improvements placed on the Site are sometimes referred to as “Improvements”. Further, the Site may be developed, improved, marketed, and sold in phases (“Phase” and “Phases”).

TERMS

The Partners enter into this Partnership upon the terms, covenants and conditions set forth below:

ARTICLE 1.

THE PARTNERSHIP

1.1. Name. The name of the Partnership shall be “OX I Oxnard, L.P., and the Partnership shall do business as such, and all property and assets of the Partnership shall be held under the name of “OX I Oxnard, L.P.

1.2. Statement of Partnership. The Partners shall, concurrently herewith, sign, acknowledge and record a Certificate of Limited Partnership in accordance with Section 15621 of the California Corporations Code.

1.3. Certificate of Fictitious Name and Other Certificates. From time to time the Partners shall sign, acknowledge, file and publish any other notices, certificates, statements or other instruments required by any provision of law governing the formation of this Partnership, or its conduct of business from time to time.

1.4. Principal Place of Business. The principal place of business of the Partnership shall be located at 4490 Von Karman Avenue, Newport Beach, California, 92660, or at such other place as the General Partner shall determine.

1.5. Duration of Partnership. The term of this Partnership shall commence on the date hereof and shall continue until the date that is ten (10) years thereafter, provided, however, that this Partnership may be sooner dissolved as hereinafter provided.

1.6. Character of the Business. The Partnership shall engage in the business of purchasing, subdividing, developing and improving the Site with residential units, and selling the units (“Units”) in the ordinary course of the Partnership’s business. The Partnership shall have the power to do and perform all things necessary for, incident to and connected with, or arising out of such activities and shall take such actions as may be conducive to the accomplishment of such purposes, and the Partnership shall not engage in any other business.

ARTICLE 2.

ACQUISITION OF SITE

2.1. Site. The Site (or Phases) may be acquired by the Partnership as an assignee of the General Partner. The capital necessary to acquire the Site (or Phases) and to construct the Improvements shall be obtained in the manner set forth in Article 3.

ARTICLE 3.

PARTNERSHIP CAPITAL

3.1. Project Financing. The General Partner shall use commercially reasonable efforts to procure, in any combination or form, loan and equity financing (“Project Financing”) for the performance by the Partnership of its obligations and the acquisition of the Site, the construction of Improvements, and the marketing, selling and managing of the Project.

3.2. Capital Contributions. The Partners shall contribute capital to the Partnership, as follows:

(a) Initial Contributions. Concurrently with the execution of this Agreement, the Partners shall contribute, or agree to contribute, to the Partnership property and funds as provided on Exhibit “B” attached.

(b) WLHI’s Contributions. From time to time, as and when needed by the Partnership, WLHI shall contribute cash to the Partnership.

3.3. Withdrawal of Capital. Except for distributions under Article 4 and Article 10, no Partner may withdraw any capital.

3.4. Capital Accounts. A Capital Account shall be maintained for each Partner, from the inception of the Partnership, in accordance with Section 1.704-l(b)(2)(iv) of the Treasury Regulations and any successor provision. Subject to the foregoing, “Capital Account” means (a) the amount of money contributed by the Partner to the Partnership, increased by (b) the fair market value (as set by the General Partner) of property contributed by the Partner to the Partnership (net of liabilities encumbering such property or to which such property is subject), further increased by (c) the net amount of income and tax exempt income allocated to the Partner, and decreased by (d) the amount of money distributed to the Partner, further decreased by (e) the fair market value (as set by the General Partner) of property distributed to the Partner by the Partnership (net of liabilities encumbering such property or to which the property is subject), decreased further by (f) the Partner’s share of expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, and decreased further by (g) the Partner’s share of amounts paid or incurred by the Partnership to organize the Partnership or to promote the sale of (or to sell) an interest in the Partnership (except to the extent properly amortizable for tax purposes), and decreased further by (h) the net amount of loss allocated to the Partner.

For purposes of this Section 3.4, the terms “income” and “loss” shall have the same meanings as “Profit” and “Loss” as defined at Section 4.3.

3.5. Assumption of Liabilities. An assumption of a Partner’s unsecured liability by the Partnership shall be treated as a distribution of money to the Partner. An assumption of a Partnership’s unsecured liability by the Partner shall be treated as a cash contribution to the Partnership.

3.6. Adjustment to Asset Values. In the event that assets of the Partnership are distributed to a Partner in liquidation of the Partnership, or in the event that assets are otherwise distributed to a Partner (other than a distribution of assets in kind to all Partners in the proportion of their Partnership Interests), Capital Accounts shall be adjusted for the hypothetical gain or loss that would have been realized by the Partnership if the distributed assets or other assets retained by the Partnership had been sold for their fair market values in a cash sale, or in order to reflect unrealized gain or loss. In the event of the liquidation of a Partner’s interest in the Partnership, Capital Accounts shall be adjusted for the hypothetical gain or loss that would have been realized by the Partnership if all Partnership assets had been sold for their fair market values in a cash sale, in order to reflect unrealized gain or loss. Capital Accounts also shall be adjusted upon the constructive termination of the Partnership as provided under Section 708 of the Code, as required by Section 1.704-l(b)(2)(iv)(l) of the Treasury Regulations and any successor provision.

ARTICLE 4.

PARTNERSHIP INTERESTS; DISTRIBUTIONS;

ALLOCATION OF PROFIT AND LOSS; ACCOUNTING RECORDS

4.1. Partnership Interests. The percentage interest of each Partner in the Partnership (herein referred to as the “Partnership Interest” of such Partner) shall be as follows:

WLHI (GP)	1.00%
CMR	99.00%

4.2. Distributions.

(a) For purposes of this Section 4.2, “net cash flow” shall be equal to the sum of (i) cash proceeds from all sources received by the Partnership, less (ii) all cash expenditures (not funded from reserves), less (iii) reserves, as established by the General Partner, for all Partnership indebtedness and other contingencies, and less (iv) the amount of all prior distributions and payments under subsection (b).

(b) As available, from time to time, net cash flow shall be distributed or paid to the Partners in accordance with the Partnership Interest of each Partner.

4.3. Profit and Loss. The terms Profit and Loss shall mean the net profits and net losses, respectively, of the Partnership for federal income tax purposes as determined in accordance with generally accepted accounting principles, arising out of the operation of the Partnership; provided, however, that (i) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the adjusted book value of such property rather than its adjusted tax basis; and (ii) in lieu of the depreciation, amortization and other cost recovery deductions of Partnership property taken into account in computing taxable income or loss, there shall be taken into account depreciation on the assets’ respective adjusted book value in accordance with the Treasury Regulations promulgated under Section 704(b) and Section 704(c) of the Code. Prior to the contribution of any property to the Partnership by a person who is or is to become a Partner, such person and the other Partner or Partners shall agree in writing on the manner in which any gain, loss, depreciation, amortization and other cost recovery deductions with respect to such contributed property are to be allocated for federal and state income tax purpose. In any case, however, Profit and Loss shall be allocated to and apportioned between the Partners consistent with Section 704 of the Code or any corresponding provision of succeeding law, and consistent with the Treasury Regulations.

(a) Profit shall be allocated to the Partners as follows:

(i) first, to the extent of, and in proportion to, the amount by which the cumulative amount of Loss which has been allocated to the Partners for all prior years exceeds the cumulative amount of Profit previously allocated to the Partners pursuant to this subsection (a), in the reverse order of the prior allocations of such Loss; and,

(ii) thereafter, to each Partner in proportion to such Partner’s Partnership Interest.

(b) Loss shall be allocated to the Partners as follows:

(i) first, to the extent of, and in proportion to, the amount by which the cumulative amount of Profit which has been allocated to the Partners for all prior years exceeds the cumulative amount of Loss previously allocated to the Partners pursuant to this subsection (b) in the reverse order of the prior allocations of such Profit; and

(ii) thereafter, to the General Partner.

4.4. Election. In the event of the transfer of an interest in the Partnership by sale, exchange, or assignment, made in accordance with the provisions of this Agreement, the Partnership shall, at the request of the person acquiring such transferred interest, elect to adjust the basis of the property of the Partnership, pursuant to Section 754 of the Internal Revenue Code of 1986 (or any corresponding provisions of succeeding law) and any like provision of the California Revenue and Taxation Code (or any corresponding provision of succeeding law). Each Partner agrees to provide the Partnership with all information necessary to give effect to such election and to enable the Partnership to file such forms with any governmental tax authorities as may be necessary.

4.5. Books of Account. Proper and complete books of account of the business of the Partnership shall be kept by or under the supervision of the General Partner and shall be open to inspection by any of the Partners or by their accredited representatives at any reasonable time during business hours. Each of the Partners shall have the right to audit and/or review the Partnership records at any reasonable time during business hours.

4.6. Accounting Elections. The Partnership records shall be maintained on an accrual basis of accounting and in accordance with generally accepted accounting principles. The federal and state tax returns for the Partnership shall be filed on the basis of accrual accounting; provided, however, that not less than 30 days prior to the filing date of any such returns, copies thereof shall be distributed to each of the Partners.

4.7. Fiscal Year. The fiscal year of the Partnership shall be December 31.

4.8. Accountants for Partnership. If requested by any Partner, and at the expense of the Partnership, the books and records of account and financial statements of the Partnership shall be examined and reviewed monthly, and audited as of the close of each fiscal year, by Kenneth Leventhal & Company, or such other certified public accounting firm as is selected by the General Partner. All determinations of Profit and Loss and of Capital Accounts for purposes of this Agreement shall be made by these accountants.

4.9. Bank Account. All funds of the Partnership shall be deposited in a separate bank account or accounts in the name of the Partnership, at such banks as the General Partner shall designate.

4.10. Tax Matters Partner. The General Partner is appointed as the “Tax Matters Partner” as that term is defined in Section 6231(a)(7) of the Internal Revenue Code. The Tax Matters Partner is authorized, at the Partnership’s expense, to represent the Partnership and the Partners in connection with all examinations of the Partnership affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs connected therewith.

ARTICLE 5.

MANAGEMENT, CONTRACTING, REIMBURSEMENT

5.1. Management. The Partners hereby elect and designate WLHI as Managing Partner of the Partnership.

In furtherance of its obligations as Managing Partner, WLHI shall use diligent efforts to perform or cause to be performed, and shall have the authority to perform or cause to be performed, the following duties with respect to the Project and each Phase of the Project:

(a) To prepare a budget and a development and marketing plan;

(b) To market and sell Units;

(c) To plan, map, engineer and carry out processing necessary to obtain approval by all applicable governmental authorities for the development of the Site and construction of the Improvements;

(d) To control and supervise the acquisition and development of the Site, the construction of Improvements, and the marketing of the Project or Phase;

(e) To comply with all other applicable requirements in order to develop, market and sell the Project. WLHl shall be responsible for the supervision of all engineering work, the filing of all reports and applications, and the conducting of all hearings before governmental agencies;

(f) To comply with all requirements of any federal, state, local or other governmental body regarding the environmental aspects of the Project;

(g) To incur costs and expenses in individual amounts in conformity with the Project;

(h) To purchase contracts of liability, casualty and other insurance which may be appropriate or convenient for the protection of the Property, the Partners, or the Partnership;

(i) To pay all taxes, licenses or assessments of whatever kind or nature imposed upon or against the Partnership or the Property;

(j) To execute contracts, documents and instruments involving an expenditure or obligation in conformity with the Project;

(k) To perform such day-to-day administrative or managerial functions as may be necessary and appropriate in connection with the management of the Partnership, to the extent consistent with this Agreement;

(l) To select, hire and contract with real property brokers, property managers, accountants, attorneys and all like service individuals and groups;

(m) To supervise and manage all Project Financing and lender relationships; and

(n) To submit and process a Tentative Map and a Final Subdivision Map in respect of the Project and each Phase, as may be required by the Subdivision Map Act, and to meet and satisfy each and all conditions attached to any such Map.

ARTICLE 6.

RESTRICTIONS ON TRANSFER

6.1. Restrictions.

(a) Except for (i) a sale, transfer or other disposition to any other Partner, a Limited Partner may not sell, assign, give or otherwise transfer or dispose of (any such sale, assignment, gift, transfer or disposition being referred to hereinafter as a “Transfer”), directly or indirectly, by a transfer of shares or interests, by operation of law or otherwise, any legal or beneficial interest in the Partnership without the consent of the General Partner first obtained.

6.2. No Termination. No Partnership Interest or interest of any Partner may be Transferred if such interest, when added to the total of all other interests Transferred within the period of twelve (12) consecutive months prior to the proposed date of Transfer, would, in the opinion of counsel for the Partnership, result in the termination of the Partnership under Section 708 of the Code.

Notwithstanding the foregoing, if a termination shall occur, because of a violation of this Section 6.2 or otherwise, then, the assets of the Partnership shall be deemed to be distributed to the Partners as tenants-in-common and immediately thereafter contributed to the capital of a new partnership by the Partners governed by a partnership agreement identical to this Agreement, except that, because the distribution/contribution causes an adjustment in capital accounts to reflect book values, this Agreement shall be amended to assure that the parties continue to have the same rights to Profits, Losses, and distributions as they did prior to such termination. The Partners’ respective undivided interest in such distributed assets shall equal the ratio that the capital account (after taking into account all capital account adjustments for the taxable year of such termination) of each Partner bears to the capital accounts (after taking into account all capital account adjustments for the taxable year of such termination) of all the Partners. Each Partner’s capital account in such new partnership shall be credited with the book value 1.804-l(b) of the Regulations under the Internal Revenue Code of such Partner’s undivided interest in such distributed assets (net of the allocable percentage of liabilities securing such undivided interest that the new partnership is considered to assume or take subject to under Code Section 752). Any capital contributions made upon a termination of the Partnership under this Section 6.2 required by the Internal Revenue Code or Regulations to be made by the General Partner with respect to a negative capital account shall be distributed to the General Partner.

6.3. Conditions. No Transfer of an interest in the Partnership shall be effective unless and until each and all of the following conditions are satisfied:

(a) A duly executed and acknowledged instrument of assignment which is reasonably satisfactory in form and substance to the remaining Partner(s) is filed with the Partnership setting forth the intention (if it be the intention) of the assignor that the assignee become a substituted Partner in the Partnership;

(b) The assignor and assignee execute and acknowledge such other instrument or instruments as the Partnership may deem reasonably necessary to desirable to effectuate such admission, including the written acceptance and adoption by the assignee of all of the terms and conditions of this Agreement;

(c) The assignee pays to the Partnership the reasonable costs and the reasonable expenses of the Partnership incurred in connection with such assignment and substitution;

(d) An amendment to this Agreement listing the assignee as a Partner is executed and an amendment to the fictitious name certificate, if required, is filed in the appropriate governmental office; and

(e) The Partner transferring its interest pays any and all sums owed by it to the Partnership.

Each Partner hereby agrees to indemnify, defend, and hold harmless the Partnership and the other Partner against any increase in real property taxes or assessments for any real property owned by the Partnership caused by any Transfer by such Partner.

6.4. No Default. Notwithstanding anything in this Article 6 to the contrary, no Partner shall be permitted to take action otherwise permitted hereunder if such action would constitute a default under any Partnership obligation.

ARTICLE 7.

PROVISIONS FOR BENEFIT OF RESIDENTIAL FUNDING CORPORATION

ITS SUCCESSORS AND ASSIGNS (“LENDER”)

7.1. General. The General Partner and Limited Partner, on behalf of themselves and on behalf of the Partnership, do hereby agree that until such time as all of the Partnership’s indebtedness to Lender (the “Indebtedness”) and all obligations related thereto arising from and related to the $4,130,000 loan described in the Loan Agreement dated April 19, 2001, the note related thereto, and all other agreements entered into with or for the benefit of Lender related to such loan (the “Loan Documents”) are satisfied in full; or, if Lender, Lender’s designee(s), and/or any other person or entity which acquires all or any portion of the collateral in which the security interest was granted in each of the Assignments (as hereinafter defined) succeeds to all or any portion of the Limited Partner’s rights and interests (including voting or managerial rights) in the Partnership, the following provisions shall be effective in this Partnership Agreement and shall control over any provisions of this Partnership Agreement to the contrary:

7.1.1. Assignment to Lender. The Partners hereby recognize and acknowledge that the Limited Partner is executing and delivering an Assignment of Partnership Interest (Security Agreement) to Lender as additional collateral for the Indebtedness (the “Assignments”) which Assignments, among other things, grant a security interest in all of the Limited Partner’s rights and interests (including voting and managerial rights) in the Partnership.

7.1.2. Consent by General Partner and Limited Partners. General Partner and the Limited Partner hereby consent to (i) the Assignments and (ii) following an “Event of Default” (as defined in each such Assignment), Lender, Lender’s designee(s), and/or any other person or entity acquiring all or a portion of the collateral in which the security interest was granted in such Assignment, succeeding to all or any portion of such Limited Partner’s rights and interest (including voting and managerial rights) in the Partnership.

7.1.3. Agreement of General Partner and Limited Partner. General Partner and the Limited Partner hereby agree that following an Event of Default under any of the Loan Documents (i) Lender, Lender’s designee(s) and/or any other person or entity acquiring the collateral in which the security interest was granted in the Assignments shall have the right, but not the obligation, to accede to ninety-nine percent (99%) of all of the rights and interest of the Partners in this Partnership, which is all of the Limited Partner’s interests in the Partnership; (ii) neither the Assignments nor Lender’s, Lender’s designee(s)’ and/or any other person or entity’s acquiring all or any portion of the Limited Partners’ rights and interests (including voting and managerial rights) in the Partnership, shall cause a dissolution, winding-up or termination of the Partnership; and (iii) subject to obtaining the prior consent of California National Bank, a national banking association (as defined in the Loan Documents), if required, and the consent of Lender, the Limited Partner shall have the right, but not the obligation, from time to time to remove the General Partner from its position as general partner in the Partnership (which removal shall be effective upon General Partner’s receipt of written notice from the Limited Partner of such action) and to consent to a new general partner to be admitted to the Partnership replacing such replaced general partner. Upon the General Partner’s removal from the Partnership as provided in the preceding sentence, (x) such General Partner shall not have any interest in the Partnership (including any managerial rights or any rights to distributions or repayment of loans made by such General Partner to the Partnership), and (y) the new general partner may succeed to the interests previously held by the General Partner in the Partnership.

7.1.4. Additional Capital Contributions. The General Partner shall made additional capital contributions to the Partnership to fund cash shortfalls required by the Partnership to satisfy its obligations when due to the extent required under the Loan Documents.

7.1.5. Lender’s Consent. This Partnership Agreement shall not be amended without Lender’s prior written consent. Any transfers, sales (except Sales of Homes in accordance with the Business Plan (as said terms are defined in the Loan Documents)), and financing (except as otherwise provided under the Loan Documents), shall require Lender’s written consent.

ARTICLE 8.

DEFAULTS AND REMEDIES: BUY/SELL

8.1. Events of Default. A Partner shall be deemed for all purposes of this Agreement to be in default and a default (“Default”) shall be deemed to have occurred as to such Partner in the event any such Partner: (i) fails to perform or observe any of its obligations under this Agreement and such failure continues uncured for thirty (30) days after written notice thereof from any other Partner (the “Default Notice”); provided, however, that if the nature of such Default (other than a monetary Default) is such that the same can be cured, but cannot reasonably be cured within such thirty (30) day period, such Partner shall not be deemed to be in Default so long as it has begun to cure such Default as soon as possible following the beginning of such thirty day period and thereafter diligently prosecutes the same to completion within one hundred twenty (120) days after the date of the Default Notice; (ii) institutes proceedings under any law of the United States or of any state for the relief of debtors, files a voluntary petition in bankruptcy or for an arrangement or reorganization or is adjudicated to be insolvent or a bankrupt, makes an assignment for the benefit of creditors, or consents to the appointment of a receiver of any substantial portion of its assets or all or any part of any interest it may have in the Partnership; (iii) suffers to be seized by a receiver, trustee or other officer appointed by any court or any sheriff, constable, marshal, or other similar government officer, under color of legal authority, any substantial portion of its assets or all or any part of any interest it may have in this Partnership and such assets or interest is not released within sixty (60) days following the seizure; or (iv) fails to secure the dismissal within sixty (60) days of any petition filed against it pursuant to any provision of any bankruptcy or insolvency laws of the United States or any state for relief of debtors.

8.2. Remedies. In the event of a Default by one Partner (the “defaulting Partner”), the other Partners (the “non-defaulting Partners”) may dissolve the Partnership and pursue by judicial action or otherwise any legal or equitable remedy against the defaulting Partner.

ARTICLE 9.

[INTENTIONALLY DELETED]

ARTICLE 10.

DISSOLUTION

10.1. Mutual Agreement. Upon the mutual agreement of the Partners in writing or upon the occurrence of an event of dissolution under Section 10.2, the Partnership shall be dissolved and the assets liquidated. The Partnership shall engage in no further business thereafter other than that necessary to wind up the business and distribute the assets. The maintenance of offices shall not be deemed a continuation of the business for purposes of this Section 10.1. The Partners shall continue to divide Profit and Loss during the winding-up period in the same ratio as prior to dissolution.

10.2. Dissolution of the Partnership. The Partnership shall dissolve:

(a) In accordance with the provisions of this Agreement;

(b) Upon the sale or other disposition of all of the assets of the Partnership;

(c) At the election of all non-defaulting Partners, on written notice to a defaulting Partner, pursuant to Article 8; or

(d) If any General Partner ceases to be a General Partner (other than by removal), unless (i) at the time of such cessation, there is at least one other General Partner and the Limited Partner elect to continue the business of the Partnership, or (ii) all Partners agree in writing to continue the business of the Partnership and to admit one or more General Partner.

In the case of any General Partner that is a separate partnership or a corporation, the dissolution of such separate partnership or corporation shall not, unless the Limited Partners so elect, cause the cessation of such General Partner.

10.3. Winding Up The Business. Following any dissolution of Partnership, the Partnership shall continue until the winding up of the Partnership affairs is completed and assets distributed under the control and supervision of the General Partner. As part of the winding up of the Partnership affairs:

(a) All completed Phases shall be sold. “Completed Phase” means a Phase as to which all Improvements have been substantially completed, and any required certificates of occupancy have been procured; and

(b) Any Phase as to which construction of Improvements has commenced, but which is not a completed, shall be completed and then sold;

10.4. Proceeds of Liquidation.

(a) The proceeds from the liquidation of Partnership assets, less reasonable reserves for contingencies as the Partners shall mutually determine, shall be distributed as follows:

(i) first, the expenses of liquidation and the debts (including Default Loans, principal and interest) of the Partnership shall be paid;

(ii) next, to each of the Partners in accordance with the provisions of subsection 4.2(b); and

(iii) last, to each of the partners pro rata in accordance with such Partner’s Capital Account balance.

(b) Any payment provided for under subsection (a) shall be held in reserve if the Partner to whom payment is to be made shall be in default under this Agreement, to the extent the non-defaulting Partners believe appropriate in order to provide a fund for the payment to the non-defaulting Partner of all losses, damages, costs and expenses (including attorneys’ fees) incurred by it by reason of such default;

(c) Subject to the foregoing, the business and affairs of the Partnership shall be wound up and its assets distributed in the manner provided in the Revised California Uniform Limited Partnership Act.

10.5. Profit or Loss. Any Profit or Loss arising out of the disposition of Partnership assets during the course of liquidation shall be allocated to the Partners as provided in Article 4.

10.6. Distribution. After all of the debts of the Partnership have been paid, the Partners may elect, by mutual agreement, to distribute the assets of the Partnership in kind. The Partners shall evaluate such assets, and distribution shall then proceed as if the assets were being distributed in cash.

10.7. Retention of Documents. The Managing Partner shall retain all records and books of the Partnership for seven (7) years following the completed liquidation of the Partnership.

10.8. Deficit Capital Account Restoration.

(a) In no event shall any Limited Partner be required to restore a negative Capital Account balance and no Limited Partner shall have any liability to the Partnership, to any other Partner or to the creditors of the Partnership on account of any deficit balance in such Limited Partner’s Capital Account.

(b) If the General Partner has a deficit balance in its Capital Account at the time of the liquidation of the Partnership or the liquidation of its interest in the Partnership, the General Partner shall be obligated to repay to the Partnership the amount of the deficit balance. This amount shall be distributed in accordance with the provisions of Section 10.4 above. Payment by the General Partner of the amount of any deficit balance shall be made in immediately available funds no later than the end of the taxable year of the liquidation of the Partnership or the General Partner’s interest in the Partnership (or, if later, within ninety days after the date of such liquidation). For these purposes, the term “liquidation” shall have the meaning set forth in Section 1.7041(b)(2)(ii)(g) of the Treasury Regulations.

ARTICLE 11.

NOTICES

All notices, statements, demands or other communications (herein referred to as “Notices” to be given under or pursuant to this Agreement shall be in writing, addressed to the Partners at the respective addresses as provided below and shall be delivered in person, or by certified or registered mail, postage prepaid, return receipt requested, or by facsimile, charges prepaid. If mailed, or transmitted by facsimile, as aforesaid, the Notice shall be deemed to have been given on the date of receipt or refusal of or other inability to make delivery, as indicated by the return receipt, or upon receipt if transmitted by facsimile during business hours on a business day, and, if not, on the next succeeding business day. The addresses of the Partners to which the Notices are to be sent are as follows:

WLHI:

William Lyon Homes, Inc.

4490 Von Karman Avenue

Newport Beach, California 92660

Attn: Richard S. Robinson

CMP:

Presley CMR, Inc.

4490 Von Karman Avenue

Newport Beach, California 92660

Attn: Richard S. Robinson

Any Partner may, from time to time, change its address for receipt of Notices by sending a Notice to the other Partners specifying a new address.

ARTICLE 12.

MISCELLANEOUS

12.1. Successor in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and, subject to the applicable provisions of this Agreement, their assigns.

12.2. Partition. No Partner shall have the right to partition any Site or Project nor shall a Partner make application to any Court or authority having jurisdiction in the matter or commence or prosecute any action or proceeding for partition and the sale thereof, and upon any breach of the provisions of this Section by either Partner, the other Partner (in addition to all rights and remedies at law and in equity it may have) shall be entitled to a decree or order restraining and enjoining such application, action or proceeding.

12.3. Agreement in Counterparts. This Agreement of Partnership may be executed in several counterparts and upon execution shall constitute one agreement, binding on the parties hereto, notwithstanding that both are not signatory to the original or the same counterparts.

12.4. Void or Unenforceable Terms. In the event any provision of this Agreement shall be held to be illegal or unenforceable or inoperative as a matter of law, the remaining provisions shall remain in full force and effect.

12.5. Amendment. This Agreement may be amended by an agreement of all of the Partners at any time during the continuance of the Partnership. The Agreement may be amended or modified in whole or in part, but any amendment or modification shall be effective only if in writing and signed by all of the Partners. Any amendment or modification of this Agreement shall be dated, and where any conflict arises between the provisions of said amendment or modification and provisions incorporated in earlier documents, the most recent provisions shall be controlling. It shall not be necessary to revise the entire Agreement where only minor changes are effected, and alterations shall be permitted either on the face of this instrument, by way of addendum, or in an entirely new document, providing only that such alteration shall be dated and the signatures of each of the Partners shall appear in reasonable proximity to such alterations.

12.6. Consent. In any instance in which any Partner shall be requested to consent to or approve of any matter with respect to which such Partner’s or member’s consent or approval is required by any of the provisions of this Agreement, such consent or approval shall be given in writing, and may be given or withheld in the sole and absolute discretion of such Partner or member.

12.7. Attorneys’ Fees and Costs. In the event of any action to interpret or enforce the provisions of this Agreement, the prevailing Partner shall be entitled to recover reasonable attorneys’ fees and costs actually incurred in connection with such action, as awarded by a court of competent jurisdiction. If a Partner breaches its obligations under this Agreement, such Partner shall hold and indemnify the other Partner harmless from any and all damages, losses, liabilities, costs and expenses incurred as a result of such breach.

12.8. Counterpart Execution. This Agreement may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

WILLIAM LYON HOMES, INC., a California corporation

By:	/s/ Richard S. Robinson
Richard S. Robinson
Senior Vice President

By:	/s/ Wade H. Cable
Wade H. Cable
President

PRESLEY CMR, INC., a California corporation

By:	/s/ Richard S. Robinson
Richard S. Robinson
Senior Vice President

By:	/s/ Wade H. Cable
Wade H. Cable
President